EXHIBIT 99.1

Contact:	J. Bradley Scovill, Senior Executive Vice President and Chief Financial Officer
717-581-6030

January 28, 2003

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Posts Record 2002 Earnings

LANCASTER, PA—Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and twelve months ended December 31, 2002.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling commented, “In the fourth quarter, Sterling was able to continue its 2002 trend of posting record quarterly earnings, resulting in net income of $6,799,000, earnings per share of $0.40, and return on realized equity of 14.91%.” Moyer added, “For the year ended December 31, 2002, Sterling posted record net income of $24,745,000, an increase of 21.7% over 2001. This earnings performance is the result of Sterling’s profitable-growth strategy, which focuses on sustainable revenue growth, rather than cost cutting measures.”

Three Months Ended December 31, 2002

Sterling’s net income was $6.799 million for the quarter ended December 31, 2002 an increase of $1.514 million, or 28.6% from 2001. Basic and diluted earnings per share totaled $.40 for the fourth quarter 2002 versus $.34 for the same period in 2001, an increase of 17.6%.

Fourth quarter 2002 results were supported by a $4.101 million, or 25.9%, increase in net interest income. The acquisition of Equipment Finance, Inc. in February 2002, contributed $3.0 million to fourth quarter 2002 net interest income that was not in fourth quarter 2001 results. Relatively stable market interest rates and growth in core deposits also provided support to net interest income. Noninterest income also contributed to Sterling’s record earnings. Strong mortgage banking income fueled the 10.5%, or $1.168 million, growth in noninterest income in 2002 versus the same period in 2001.

As a result of a modest decline in asset quality ratios, and uncertainties in the national and local economies, Sterling increased its provision for loan losses to $1.077 million for the fourth quarter of 2002, compared to $130 thousand in 2001.

Year Ended December 31, 2002

Net income for the year ended December 31, 2002 totaled $24.745 million, an increase of $4.411, or 21.7%, over 2001’s net income of $20.334 million. For the year ended December 31, 2002, basic earnings per share increased 13.8%, totaling $1.48 in 2002, versus $1.30 in 2001. Diluted earnings per share totaled $1.47 for the year ended December 31, 2002.

Total assets increased to $2.156 billion at December 31, 2002, an increase of 15.8% from December 31, 2001. Contributing to the growth in assets was the February 2002 acquisition of Equipment Finance, Inc., which had assets of approximately $100 million. In addition to the $81 million of loan receivables acquired through the Equipment Finance, Inc. transaction, Sterling affiliates generated net loan growth in excess of $116 million during 2002. Asset growth was funded by $166 million growth in deposits, as well as a $20 million trust preferred capital security offering that closed in March 2002.

Sterling Financial Corporation is a multi-bank financial holding company that operates 52 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, and Bank of Lebanon County. Sterling Financial Corporation also consists of a family of financial services organizations, which includes Town and Country Leasing, Lancaster Insurance Group, LLC, and Equipment Finance, Inc. Sterling Financial Corporation also owns Sterling Financial Trust Company, which manages nearly $1 billion in assets.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Quarter Ended December 31,

	2002	2001

EARNINGS
Interest income	$31,548	$28,370
Interest expense	11,631	12,554
Net interest income	19,917	15,816
Provision for loan losses	1,077	130
Noninterest income	12,244	11,076
Securities gains (losses)	20	252
Noninterest expense	21,803	20,197
Net income	6,799	5,285
PER SHARE DATA
Basic earnings per share	$0.40	$0.34
Diluted earnings per share	0.40	0.34
Dividends per share	0.17	0.16
RATIOS
Return on average assets	1.26%	1.15%
Return on average realized equity	14.91%	14.50%

	Year Ended December 31,

	2002	2001

EARNINGS
Interest income	$123,591	$115,916
Interest expense	48,617	57,274
Net interest income	74,974	58,642
Provision for loan losses	2,095	1,217
Noninterest income	45,266	41,215
Securities gains (losses)	(460)	2,710
Noninterest expense	85,922	75,172
Net income	24,745	20,334
PER SHARE DATA
Basic earnings per share	$1.48	$1.30
Diluted earnings per share	1.47	1.29
Dividends per share	0.66	0.62
Book value per realized share	10.80	9.38
PERIOD-END BALANCES
Securities	$588,292	$532,743
Loans	1,296,028	1,098,173
Allowance for loan losses	12,953	11,071
Total assets	2,156,309	1,861,439
Deposits	1,702,302	1,535,649
Borrowed funds	217,098	141,378
Stockholders’ equity	196,833	152,111
RATIOS
Return on average assets	1.22%	1.14%
Return on average realized equity	14.47%	14.41%
Allowance for loan losses to total loans	1.00%	1.01%
Allowance for loan losses to nonperforming loans	111%	126%
Nonperforming loans to total loans	0.90%	0.80%